Exhibit 23.2


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS' REPORT ON SCHEDULE

The Board of Directors and Stockholders of SkyTerra Communications, Inc.:

     Under date of March 31, 2005, we reported on the consolidated balance sheets of SkyTerra Communications, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, which are included in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II - Valuation and Qualifying Accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ KPMG LLP

New York, New York
March 31, 2005